United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 11, 2008
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21990 (Commission File Number)	13-3679168 (I.R.S. Employer Identification No.)
230 Third Avenue, Waltham, MA 02451
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 547-5900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On November 11, 2008, the Company received a staff deficiency letter from The NASDAQ Stock Market indicating that, based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3). The NASDAQ staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market and has asked the Company to provide, by November 26, 2008, a specific plan to achieve and sustain compliance with all of the NASDAQ Global Market listing requirements, including a time frame for completion of the plan. If, after the conclusion of its review, NASDAQ determines that the Company has not presented a definitive plan to achieve and sustain compliance, the Company anticipates that it would seek to transfer the listing of its common stock to the NASDAQ Capital Market, and would remain listed on the Stockholm Stock Exchange.
The Company anticipates that it will regain compliance with NASDAQ Marketplace Rule 4450(a)(3) upon the closing of its transaction with Symphony Capital Partners, L.P. (“Symphony”), which transaction was described in a press release issued by the Company on October 1, 2008. At this closing, assuming receipt of stockholder approval at the special meeting scheduled for December 9, 2008, Symphony will exercise the warrant it holds covering 11.3 million shares of the Company’s common stock and purchase all shares covered by the warrant at a price of $1.11 per share, resulting in an additional $12.5 million in equity to the Company. Notwithstanding this planned infusion of additional equity, the Company is evaluating all of its available options with respect to regaining compliance with the listing requirements of NASDAQ, and intends to submit a plan to achieve and sustain compliance.
On November 14, 2008, the Company issued a press release announcing that it had received the letter from NASDAQ. A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description

99.1	Press Release dated November 14, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2008	OXiGENE, Inc.

/s/ James B. Murphy
By: James B. Murphy
Vice President and Chief Financial Officer

EXHIBITS

Exhibit Number	Description

99.1	Press Release dated November 14, 2008.